                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                                 Gadzooks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    362553109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 5, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------

1    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 2 of 9 Pages
------------------------------                        --------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                900,000 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             900,000 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    900,000 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.8%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 3 of 9 Pages
------------------------------                        --------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Couchman Capital LLC
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                900,000 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             900,000 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    900,000 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.8%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 4 of 9 Pages
------------------------------                        --------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Jonathan Couchman
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY
--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             USA
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                900,000 shares
OWNED BY EACH
  REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   6      SHARED VOTING POWER

                             0 shares
              ------------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                             900,000 shares
              ------------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                    900,000 shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.8%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 5 of 9 Pages
------------------------------                        --------------------------

Item 1(a).  Name of Issuer:

            Gadzooks, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4121 International Parkway
            Carrollton, Texas 75007

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Couchman  Partners,  L.P. ("CP"),
            Couchman Capital LLC ("CC"), and Jonathan Couchman (together with CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is the
            sole  member  of the  Management  Board of CC,  which in turn is the general partner of CP, the Reporting Persons may be deemed, pursuant to Rule 13d-3 of the  Securities  Exchange  Act of 1934,  as amended
            (the  "Act"),  to be the  beneficial  owners of all shares of Common
            Stock of the Issuer  held by CP. The  Reporting  Persons  are filing this joint  statement,  as they may be  considered  a "group"  under
            Section  13(d)(3)  of the  Act.  However,  neither  the fact of this filing  nor  anything  contained  herein  shall be  deemed  to be an admission by the Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The  principal  business  address of CP is c/o Hedge  Fund  Services
            (BVI) Limited,  Skelton  Building,  2nd Floor,  Road Town,  Tortola,
            British Virgin Islands. The principal business address of CC and Mr.
            Couchman is 800 Third Avenue, 31st Floor, New York, New York 10022.

Item 2(c).  Citizenship:

            CP is a British Virgin Islands limited partnership. CC is a Delaware limited  liability  company.  Jonathan  Couchman is a citizen of the
            United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            362553109

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

                   /X/    Not Applicable

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 6 of 9 Pages
------------------------------                        --------------------------

            (a)    / /    Broker or dealer  registered  under  Section 15 of the
                          Exchange Act.

            (b)    / /    Bank as  defined in  Section  3(a)(6) of the  Exchange
                          Act.

            (c)    / /    Insurance  company as defined in Section  3(a)(19)  of
                          the Exchange Act.

            (d)    / /    Investment  company  registered under Section 8 of the
                          Investment Company Act.

            (e)    / /    An  investment   adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E).

            (f)    / /    An  employee   benefit  plan  or  endowment   fund  in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)    / /    A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)    / /    A savings  association  as defined in Section  3(b) of
                          the Federal Deposit Insurance Act.

            (i)    / /    A church plan that is excluded from the  definition of
                          an investment  company  under Section  3(c)(14) of the
                          Investment Company Act.

            (j)    / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            (a)    Amount beneficially owned:

                   900,000 shares*

            (b)    Percent of class:

                   9.8% (based on 9,139,620  shares of Common Stock  outstanding as of December 15, 2003 as reported in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on December
                   16, 2003).

            (c)    Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote

                   900,000 shares*

            (ii)   Shared power to vote or to direct the vote

                   0 shares

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 7 of 9 Pages
------------------------------                        --------------------------

            (iii)  Sole power to dispose or to direct the disposition of

                   900,000 shares*

            (iv)   Shared power to dispose or to direct the disposition of

                   0 shares
            --------------------
            * Represents  shares held directly by CP. CC, as the general partner of CP, and Jonathan  Couchman,  as the sole member of the Management
            Board of CC,  may each be deemed  to  beneficially  own the  900,000 shares of Common Stock of the Issuer held by CP.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  Reporting  Person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the  Security  Being  Reported  on  by the Parent Holding Company or
            Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief,  the securities  referred to above were not acquired and are not held  for the  purpose  of or with the  effect  of  changing  or influencing the control of the Issuer of the securities and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 8 of 9 Pages
------------------------------                        --------------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2004                   COUCHMAN PARTNERS, L.P.

                                           By: Couchman Capital LLC,
                                               its general partner

                                           By:  /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                           COUCHMAN CAPITAL LLC

                                           By: /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                             /s/ Jonathan Couchman
                                           -------------------------------------
                                           JONATHAN COUCHMAN

------------------------------                        --------------------------
CUSIP No. 362553109                      13G                   Page 9 of 9 Pages
------------------------------                        --------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated February 11, 2004, with respect to the shares of Common Stock of Gadzooks,
Inc.  and  any  further  amendments  thereto  executed  by  each  and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  February 11, 2004                  COUCHMAN PARTNERS, L.P.

                                           By: Couchman Capital LLC,
                                               its general partner

                                           By: /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                           COUCHMAN CAPITAL LLC

                                           By: /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                             /s/ Jonathan Couchman
                                           -------------------------------------
                                           JONATHAN COUCHMAN